Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Provides Business Update

~Announces Preliminary Fourth Quarter 2010 Financial Estimates and 2011 Financial Guidance~

LEXINGTON, MA (January 9, 2011) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today announced a business update, including preliminary fourth quarter 2010 financial estimates, financial guidance for 2011 and an update on the Company’s international and indication expansion efforts. The Company will present further details at the 29th Annual J.P. Morgan Healthcare Conference in San Francisco on January 10, 2011 at 2:30 p.m. Pacific time.

2010 Estimated Financial Results (unaudited)

•                  AMAG expects to report fourth quarter 2010 total revenues of between $16.5 and $17.5 million, including between $14.5 and $15.5 million in net product revenues for Feraheme® (ferumoxytol) Injection for intravenous (IV) use.

•                  Total Feraheme provider demand and launch incentive program utilization for the fourth quarter of 2010 was approximately 27,500 grams(1), down slightly from the third quarter of 2010 due to a significant decline in demand from the dialysis setting as a result of the new prospective payment system for end-stage renal disease patients, also known as the “bundle.”  In the fourth quarter of 2010, the decline in dialysis provider demand was largely offset by an increase in non-dialysis provider demand.

•                  Total operating costs and expenses for the fourth quarter of 2010 are expected to be between $36 and $40 million, including costs associated with a restructuring that AMAG implemented on October 28, 2010.

•                  AMAG estimates that it ended 2010 with between $292 and $295 million in cash, cash equivalents and investments.

“As we enter 2011, we are keenly focused on capturing market share and expanding the market for IV iron in non-dialysis chronic kidney disease (CKD) patients and making Feraheme the IV iron of choice for CKD patients with iron deficiency anemia (IDA) treated in nephrology and hematology/oncology clinics and hospitals, while we work to expand the global reach of Feraheme and continue the ongoing global registrational program for the broad IDA indication,” said Brian J.G. Pereira, MD, President and Chief Executive Officer of AMAG Pharmaceuticals, Inc.

Global and Indication Expansion

During 2011, AMAG will continue to work with its partner, Takeda Pharmaceutical Company Ltd., in an effort to obtain approval of Feraheme for the treatment of IDA in CKD patients in additional territories.

•                  In 2010, AMAG filed a Marketing Authorization Application for Feraheme for the treatment of IDA in patients with CKD in the European Union (EU) with the European Medicines Agency and expects a decision from the Committee for Medicinal Products for Human Use in the second half of 2011.

•                  In Canada, the regulatory application for Feraheme for the treatment of IDA in CKD patients is under review and a decision is expected in 2011.

•                  Additionally, in 2010 Takeda filed the regulatory application for Feraheme for treatment of IDA in CKD patients in Switzerland and that application is currently under review.

AMAG is currently enrolling patients in its global registrational program for Feraheme for the treatment of iron deficiency anemia, regardless of the underlying cause. The estimated 1,400-patient program consists of two phase III studies, one comparing treatment with Feraheme to placebo, and the other comparing treatment with Feraheme to treatment with intravenous iron sucrose. The Company plans to complete enrollment in this program by year-end 2011.

2011 Financial Guidance

•                  AMAG expects to recognize between $55 and $60 million of Feraheme net product revenues during 2011. While non-dialysis CKD provider demand is expected to increase by more than 50%, provider demand from dialysis centers is expected to be de minimus in 2011.

•                  AMAG expects the cost of Feraheme product sales will be between $12 and $15 million in 2011. These costs include the expensing of certain idle capacity costs resulting from reduced internal production activity due to both the alignment of production volumes with Feraheme sales levels and the transition to a supply chain that includes contract manufacturing capabilities. Following this transition, the Company expects certain idle capacity costs to decline and to subsequently realize manufacturing cost reductions.

•                  During 2011, the Company expects to incur between $62 and $68 million in research and development expenses, including $42 to $48 million in external costs related to clinical trials, the majority of which is related to the Company’s global registrational IDA program.

•                  AMAG expects to incur between $72 and $78 million in selling, general and administrative expenses during 2011.

•                  AMAG expects to end 2011 with between $215 and $220 million in cash, cash equivalents and investments. The year-end 2011 cash guidance does not include $33 million in potential milestones associated with the approval and launch of Feraheme for patients with CKD and IDA in the EU and Canada, which AMAG could receive in 2011.

Webcast Information

A live audio webcast of the Company’s presentation and the following breakout session, along with the accompanying slide presentation at the 29th Annual J.P. Morgan Healthcare Conference will be accessible through the Investors section of the Company’s website at www.amagpharma.com on January 10, 2011 at 2:30 p.m. P.T. (5:30 p.m. E.T.).  Following the conference, the webcast will be archived on the AMAG Pharmaceuticals, Inc. website until February 10, 2011.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia. AMAG manufactures and sells Feraheme® (ferumoxytol) Injection for intravenous use. For additional company or product information, please visit www.amagpharma.com or http://feraheme.com.

Forward-looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, our estimates of fourth quarter 2010 total revenues and Feraheme net product revenues; our estimate of fourth quarter 2010 Feraheme provider demand and launch incentive program utilization; our estimate of fourth quarter 2010 operating costs and expenses; our estimated year-end 2010 cash, cash equivalents and investments balances; our expectations regarding 2011 Feraheme provider demand trends in the dialysis and non-dialysis segments; our expected 2011 Feraheme net product revenues; our expected 2011 research and development and selling, general and administrative expenses, including our expectations regarding clinical trial costs; any potential Feraheme regulatory approvals in the EU and Canada and any potential milestone payments associated therewith; our expected 2011 year-end cash, cash equivalents and investments balances; our expected 2011 and future cost of Feraheme product sales; our plans to expand the reach of Feraheme to new indications and geographic territories; the date that we expect to complete enrollment in our global IDA registrational program; and the expected decision dates for our European and Canadian Feraheme marketing applications, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include: (1) uncertainties regarding our ability to successfully compete in the intravenous iron replacement market both in the U.S. and outside the U.S., (2) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme in new indications and in territories outside of the U.S., including Canada and the European Union, (3) the fact that significant safety or drug interaction problems could arise with respect to Feraheme, (4) the possibility that our audited fourth quarter and full-year 2010 financial results, including Feraheme net revenues, operating expenses, and year-end cash, cash equivalents and investments balances, will differ materially from our current unaudited estimates, (5) uncertainties regarding our ability to manufacture Feraheme, (6) uncertainties relating to our patents and proprietary rights, and (7) other risks identified in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly

Report on Form 10-Q for the three months ended September 30, 2010. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Important Safety Information about Feraheme

Indication and contraindications

Feraheme is indicated for the treatment of iron deficiency anemia in adult patients with chronic kidney disease. Feraheme is contraindicated in patients with evidence of iron overload, known hypersensitivity to Feraheme or any of its components, and patients with anemia not caused by iron deficiency.

Warnings and precautions

Feraheme may cause life-threatening hypersensitivity reactions including anaphylaxis and/or anaphylactoid reactions.  Anaphylactic type reactions, presenting with cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, and unresponsiveness have been reported in the post-marketing experience.  In clinical studies, serious hypersensitivity reactions were reported in 0.2% (3/1,726) of subjects receiving Feraheme. Other adverse reactions potentially associated with hypersensitivity (e.g., pruritis, rash, urticaria or wheezing) were reported in 3.7% (63/1,726) of subjects. Patients should be observed for signs and symptoms of hypersensitivity for at least 60 minutes following each Feraheme injection and the drug should only be administered when personnel and therapies are immediately available for the treatment of anaphylaxis and other hypersensitivity reactions.

Severe adverse reactions of clinically significant hypotension have been reported in the post-marketing experience.  In clinical studies, hypotension was reported in 1.9% (33/1,726) of subjects, including three patients with serious hypotensive reactions. Please monitor for signs and symptoms of hypotension following each Feraheme injection. Excessive therapy with parenteral iron can lead to excess storage of iron with the possibility of iatrogenic hemosiderosis. Patients should be regularly monitored for hematologic response during parenteral iron therapy, noting that lab assays may overestimate serum iron and transferrin bound iron values in the 24 hours following administration of Feraheme.  As a superparamagnetic iron oxide, Feraheme may transiently affect magnetic resonance diagnostic imaging studies for up to 3 months following the last Feraheme dose. Feraheme will not affect X-ray, CT, PET, SPECT, ultrasound, or nuclear imaging.

Adverse reactions

In clinical trials, the most commonly occurring adverse reactions in Feraheme treated patients versus oral iron treated patients reported in > 2% of chronic kidney disease patients were diarrhea (4.0% vs. 8.2%), nausea (3.1% vs. 7.5%), dizziness (2.6% vs. 1.8%), hypotension (2.5% vs. 0.4%), constipation (2.1% vs. 5.7%) and peripheral edema (2.0% vs. 3.2%).  In clinical trials, adverse reactions leading to treatment discontinuation and occurring in 2 or more Feraheme-treated patients included hypotension, infusion site swelling, increased serum ferritin level, chest pain, diarrhea, dizziness, ecchymosis, pruritus, chronic renal failure, and urticaria.

Post-marketing safety experience

The following adverse reactions have been identified during post-approval use of Feraheme. Because these reactions are reported voluntarily from a population of uncertain size, it is not always possible to reliably estimate their frequency or establish a causal relationship to drug exposure.

The following serious adverse reactions have been reported from the post-marketing spontaneous reports with Feraheme: life-threatening anaphylactic/anaphylactoid reactions, cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, unresponsiveness, loss of consciousness, tachycardia/rhythm abnormalities, angioedema, ischemic myocardial events, congestive heart failure, pulse absent, and cyanosis. These adverse reactions have occurred up to 30 minutes after the administration of Feraheme injection. Reactions have occurred following the first dose or subsequent doses of Feraheme.

Feraheme is a registered trademark of AMAG Pharmaceuticals, Inc.

(1)IMS Health DDD derived grams for the period ending December 17, 2010; wholesaler demand data for the period from December 18, 2010 through December 31, 2010, and launch incentive program utilization as reported to AMAG by launch incentive program customers.

AMAG Pharmaceuticals, Inc. Contacts

Amy Sullivan, 617-498-3303

Carol Miceli, 617-498-3361

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